Exhibit 10.35

RESTRICTED STOCK AGREEMENT

This Restricted Stock Agreement (the “Agreement”) is made this 15th day of May, 2007, by and between Arthur J. Gallagher & Co., a Delaware corporation (the “Company”), and              (the “Employee”).

WHEREAS, the Company desires to grant an award of Restricted Stock to the Employee under and pursuant to the Company’s Restricted Stock Plan (the “Plan”); and

WHEREAS, the Company desires to evidence the award of Restricted Stock to the Employee and to have the Employee acknowledge the terms and conditions of the award of Restricted Stock by this Agreement; and

WHEREAS, the Compensation Committee of the Board of Directors of the Company has approved this award of Restricted Stock;

NOW, THEREFORE, IT IS AGREED:

1. Grant of Restricted Stock. Subject to the terms and conditions of the Plan and this Agreement, the Company hereby grants to the Employee a Restricted Stock award with respect to              shares of common stock, $1.00 par value, of the Company (“Common Stock”).

2. Vesting. This award of Restricted Stock shall vest on May 15, 2011. The restrictions set forth in this paragraph shall apply to Restricted Stock until the Restricted Stock vests. Subject to the provisions of this Restricted Stock Agreement, the grant of Restricted Stock may not be revoked.

The Employee shall not have a beneficial ownership interest in, or any of the rights and privileges of a stockholder as to, the Restricted Stock, including the right to receive dividends and the right to vote such Restricted Stock until such Restricted Stock vests and is issued and transferred to the Employee in accordance with the terms of this Restricted Stock Agreement. An account established by the Company on behalf of the Employee shall be credited with the amount of all dividends that would have been paid on the shares of Restricted Stock if such shares were actually held by the Employee (“Dividend Equivalents”). Such Dividend Equivalents shall be subject to the same vesting conditions applicable to the Restricted Stock to which they relate, and upon the vesting of a share of Restricted Stock, the Dividend Equivalents related to such share shall be paid to the Employee in cash, without earnings thereon. Notwithstanding the foregoing, the Employee shall not be entitled to delivery of the stock certificate representing the shares of Common Stock subject to the Restricted Stock award or to the Dividend Equivalents related to such shares until the shares have vested; the Restricted Stock may not be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of until vested; all of the unvested Restricted Stock shall be forfeited and all rights of the Employee to such unvested Restricted Stock shall terminate without further obligation on the part of the Company under the circumstances set forth in the next paragraph; and all unvested Restricted Stock shall vest under the circumstances set forth in the next paragraph.

In order to earn and vest in the award of Restricted Stock, the Employee must at the time of vesting either (i) remain employed as an active, regular, full-time employee of the Company or one of its Subsidiaries through the applicable vesting date, or (ii) have been terminated by the Company prior to such vesting date for any reason other than for cause; provided that any unvested portion of the award of Restricted Stock will become fully earned, vested and distributable in the event the Employee dies or becomes permanently and totally disabled. For purposes of this Agreement, a termination “for cause” shall include a termination based on management’s determination that the Employee has:

•	Committed any dishonest or fraudulent act to the detriment of the Company;

•	Been convicted (including a plea of guilty or nolo contendere) of any felony or crime involving moral turpitude;

•	Been insubordinate;

•	Failed to perform his or her duties to the expectation of management;

•	Violated any policy or procedure established by management including but not limited to the Company’s Code of Business Conduct and Ethics; or

•	Lost any professional licenses required for the performance of the Employee’s duties.

3. Payment of Restricted Stock. On each vesting date applicable to the Restricted Stock or at such earlier time as provided for in the preceding paragraph hereof or as the Company may otherwise determine, all restrictions applicable to the Restricted Stock vesting on that date shall lapse and a stock certificate for a number of shares of Common Stock equal to the number of vested shares, free of all restrictions, shall be issued or delivered to the Employee or his beneficiary or estate, as the case may be, upon the request of such person. The Company shall not be required to deliver any fractional share of Common Stock but shall pay in cash, in lieu thereof, the fair market value (measured as of the vesting date) of such fractional share to the Employee or his beneficiary or estate, as the case may be. If an amount is payable by the Employee to the Company under applicable tax laws in connection with the vesting of the Restricted Stock, the

Company may, in its discretion and subject to such rules as it may adopt, permit the Employee to make such payment, in whole or in part, by authorizing the Company to transfer to the Company shares of Restricted Stock otherwise deliverable to the Employee having a fair market value equal to the amount to be paid under such tax laws.

4. Regulatory Approvals and Listing. The Company shall not be required to issue or deliver any certificate or certificates for shares of Common Stock upon the vesting of Restricted Stock granted hereby prior to (i) the obtaining of any approval from any governmental agency which the Company shall, in its sole discretion, determine to be necessary or advisable, (ii) the admission of such shares to listing on any stock exchange on which the Common Stock may then be listed, and (iii) the completion of any registration or other qualification of such shares under any state or Federal law or rulings or regulations of any governmental body which the Company shall, in its sole discretion, determine to be necessary or advisable.

5. Restrictive Covenant; Clawback. (a)(i) If, at any time within (A) two years after the termination of employment; or (B) two years after the vesting of any portion of this award of Restricted Stock, whichever is the latest, the Employee, in the determination of the management of the Company, engages in any activity in competition with any activity of the Company, or inimical, contrary or harmful to the interests of the Company, including, but not limited to: (1) conduct related to his employment for which either criminal or civil penalties against him may be sought, (2) violation of Company policies, including, without limitation, the Company’s Insider Trading Policy, (3) directly or indirectly, soliciting, placing, accepting, aiding, counseling or consulting in the renewal, discontinuance or replacement of any insurance or reinsurance by, or handling self-insurance programs, insurance claims or other insurance administrative functions (“insurance services”) for, any existing Company account or any actively solicited prospective account of the Company for which he performed any of the foregoing functions during the two-year period immediately preceding such termination or providing any employee benefit brokerage, consulting, or administration services, in the areas of group insurance, defined benefit and defined contribution pension plans, individual life, disability and capital accumulation products, and all other employee benefit areas (“benefit services”) the Company is involved with, for any existing Company account or any actively solicited prospective account of the Company for which he performed any of the foregoing functions during the two-year period immediately preceding such termination or, if the Employee has not terminated employment, the date of the prohibited activity (the term Company account as used in this paragraph shall be construed broadly to include all users of insurance services or benefit services including commercial and individual consumers, risk managers, carriers, agents and other insurance intermediaries), (4) the rendering of services for any organization which is competitive with the Company, (5) employing or recruiting any current or former employee of the Company, (6) disclosing or misusing any confidential information or material concerning the Company, or (7) participating in a hostile takeover attempt of the Company, then this award of Restricted Stock and all other awards of Restricted Stock held by the Employee shall terminate effective the date on which the Employee enters into such activity, unless terminated sooner by operation of another term or condition of this award or the Plan, and any gain realized by the Employee from the vesting of all or a portion of this or any award of Restricted Stock shall be paid by the Employee to the Company. Such gain shall be calculated based on the closing price per share of the Company’s common stock as quoted on the New York Stock Exchange on the date of vesting (or the next trading day if such vesting date is a holiday), multiplied by the number of shares vesting on such date, plus interest measured from the first date the Employee engaged in any of the prohibited activities set forth above at the highest rate allowable under Delaware law.

(ii) The Employee acknowledges that Employee’s engaging in activities and behavior in violation of Section 5(a)(i) above will result in a loss to the Company which cannot reasonably or adequately be compensated in damages in an action at law, that a breach of this Agreement will result in irreparable and continuing harm to the Company and that therefore, in addition to and cumulative with any other remedy which the Company may have at law or in equity, the Company shall be entitled to injunctive relief for a breach of this Agreement by the Employee. The Employee acknowledges and agrees that the requirement in Section 5(a)(i) above that Employee disgorge and pay over to the Company any option gain realized by the Employee is not a provision for liquidated damages. The Employee agrees to pay any and all costs and expenses, including reasonable attorneys’ fees, incurred by the Company in enforcing any breach of any covenant in this Agreement.

(b) By accepting this award, the Employee consents to deductions from any amounts the Company owes the Employee from time to time (including amounts owed as wages or other compensation, fringe benefits or vacation pay, as well as any other amounts owed to the Employee by the Company) to the extent of the amounts the Employee owes the Company under Paragraph 5(a) above. Whether or not the Company elects to make any set-off in whole or in part, if the Company does not recover by means of set-off the full amount owed, calculated as set forth above, the Employee agrees to pay immediately the unpaid balance to the Company.

6. Adjustment in Event of Changes in Capitalization. In the event of a recapitalization, stock split, stock dividend, combination or exchange of shares, merger, consolidation, rights offering, separation, reorganization or liquidation, or any other change in the corporate structure or shares of the Company, the Board shall make such equitable adjustments, designed to protect against dilution, as it may deem appropriate in the number and kind of shares covered hereby.

7. Change in Control. In the event of a change in control of the Company, as defined below, this award of Restricted Stock shall immediately vest in full. For all purposes of the Plan and this Agreement, a “change in control of the Company” occurs if: (a) any person or group, as defined in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended, is or becomes the beneficial owner, directly or indirectly of securities of the Company representing 50 percent or more of the combined voting power of the Company’s outstanding securities then entitled to vote for the election of directors; or (b) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new directors whose election by the Board or nomination for election by the Company’s stockholders was approved by at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election was previously so approved cease for any reason to constitute at least a majority thereof; or (c) the stockholders of the Company shall approve the sale of all or substantially all of the assets of the Company or any merger, consolidation, issuance of securities or purchase of assets, the result of which would be the occurrence of any event described in clause (a) or (b) above.

8. Beneficiary. The Restricted Stock shall be distributed to the Employee during the lifetime of the Employee. The Employee may designate a beneficiary to receive any undistributed Restricted Stock in the event of the death of the Employee.

9. Consent to Transfer Personal Data. By accepting this award, Employee voluntarily acknowledges and consents to the collection, use, processing and transfer of personal data as described in this paragraph. Employee is not obliged to consent to such collection, use, processing and transfer of personal data. However, failure to provide the consent may affect Employee’s ability to participate in the Plan. The Company and it’s subsidiaries hold certain personal information about the Employee, that may include his/her name, home address and telephone number, date of birth, social security number or other employee identification number, salary grade, hire data, salary, nationality, job title, any shares of stock held in the Company, or details of all awards of Restricted Stock, stock options, or any other entitlement to shares of stock awarded, canceled, purchased, vested, or unvested, for the purpose of managing and administering the Plan (“Data”). The Company and/or its subsidiaries will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of Employee’s participation in the Plan, and the Company and/or any of its Subsidiaries may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located throughout the world, including the United States. Employee’s authorizes them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Employee’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of stock on the Employee’s behalf to a broker or other third party with whom the Employee may elect to deposit any shares of stock acquired pursuant to the Plan. Employee may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting the Company; however, withdrawing consent may affect the Employee’s ability to participate in the Plan.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the day and year first above written.

ARTHUR J. GALLAGHER & CO.

By:

EMPLOYEE